UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

LEE ENTERPRISES, INCORPORATED, et al., [1]	Case No. 11-13918 (KG)

Debtors.	Jointly Administered

Ref. Docket No. 159
FINDINGS OF FACT, CONCLUSIONS OF LAW
AND ORDER (I) APPROVING (A) SOLICITATION AND
DISCLOSURE STATEMENT AND (B) PREPETITION SOLICITATION
AND VOTING PROCEDURES AND (II) CONFIRMING SECOND
AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION
FOR LEE ENTERPRISES, INCORPORATED AND ITS DEBTOR SUBSIDIARIES
WHEREAS, Lee Enterprises, Incorporated (“Lee Enterprises”) and certain of its direct and indirect subsidiaries, as debtors and debtors in possession in the above-captioned, jointly administered cases (collectively, the “Debtors” and, as reorganized entities after emergence, the “Reorganized Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on December 12, 2011 (the “Petition Date”);
WHEREAS, on the Petition Date, the Debtors filed the Affidavit of Carl G. Schmidt, Vice President, Chief Financial Officer and Treasurer of Lee Enterprises, Incorporated, in Support of First Day Motions [Docket No. 3] (the “First Day Affidavit”) setting forth, among other things, the circumstances surrounding the commencement of these Chapter 11 Cases;

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, where applicable, are: Lee Enterprises, Incorporated (3980); Accudata, Inc. (3648); Fairgrove LLC (N/A); Flagstaff Publishing Co. (4796); Hanford Sentinel, Inc. (0775); HomeChoice, LLC (3701); HSTAR LLC (N/A); INN Partners, L.C. (9478); Journal-Star Printing Co. (6412); Kauai Publishing Co. (7036); K. Falls Basin Publishing, Inc. (3285); Lee Consolidated Holdings Co. (2158); Lee Procurement Solutions Co. (6292); Lee Publications, Inc. (1886); Napa Valley Publishing Co. (7802); NIPC, Inc. (9541); NLPC LLC (7381); Northern Lakes Publishing Co. (9679); NVPC LLC (N/A); Pantagraph Publishing Co. (7058); Pulitzer Missouri Newspapers, Inc. (1960); Pulitzer Network Systems LLC (5359); Pulitzer Newspapers, Inc. (1560); Pulitzer Technologies, Inc. (8892); Pulitzer Utah Newspapers, Inc. (1884); Pulitzer Inc. (9711); Santa Maria Times, Inc. (3801); SHTP LLC (N/A); Sioux City Newspapers, Inc. (9191); SOPC LLC (5551); Southwestern Oregon Publishing Co. (0741); St. Louis Post-Dispatch LLC (5357); STL Distribution Services LLC (0922); Suburban Journals of Greater St. Louis LLC (6217); and Ynez Corporation (5443). The Debtors' corporate headquarters and the service address for each Debtor is 201 N. Harrison Street, Suite 600, Davenport, IA 52801.

WHEREAS, the Debtors have proposed the Second Amended Joint Prepackaged Plan of Reorganization for Lee Enterprises and Its Debtor Subsidiaries, dated January 19, 2012 [Docket No. 159] (as initially proposed on November 7, 2011, and as the same has been or may be further amended, supplemented or modified, the “Plan”)2;
WHEREAS, prior to the Petition Date, Holders of Prepetition Credit Agreement Claims executed and delivered copies of that certain Support Agreement dated as of August 11, 2011 and effective as of September 8, 2011 (as amended by the First Amendment to the Support Agreement dated December 2, 2011 and as may be further amended, supplemented or modified, the “Lee Support Agreement”), pursuant to which more than 50% of the Holders of Prepetition Credit Agreement Claims in number and more than 66.7% of the Holders of Prepetition Credit Agreement Claims in amount committed to, among other things, vote to accept the Plan, support Confirmation of the Plan, and not opt out of the releases set forth in the Plan, subject to the terms and conditions thereof;
WHEREAS, prior to the Petition Date, Holders of PD LLC Notes Claims executed and delivered copies of that certain Support Agreement dated as of December 2, 2011 (as the same may be further amended, supplemented or modified, the “Pulitzer Support Agreement”), pursuant to which more than 50% of the Holders of PD LLC Notes Claims in number and more than 66.7% of the Holders of PD LLC Notes Claims in amount committed to, among other things, vote to accept the Plan, support Confirmation of the Plan, and not opt out of the releases set forth in the Plan, subject to the terms and conditions thereof;

2 Capitalized terms and phrases used but not otherwise defined herein have the meaning assigned to such terms in the Plan. The rules of interpretation set forth in Article I.B of the Plan apply to this Confirmation Order. In addition, in accordance with Article I.A of the Plan, any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. A copy of the Plan (without the Exhibits thereto) is attached to this Confirmation Order as Exhibit A and is incorporated herein by reference.

WHEREAS, prior to the Petition Date, the Debtors solicited votes to accept or reject the Plan from the Holders of Claims entitled to vote on the Plan pursuant to sections 1126 and 1129 of the Bankruptcy Code; and, specifically, (i) on November 7, 2011, the Debtors (a) caused The Garden City Group, Inc. (the “Voting Agent”), the claims, noticing, and voting agent in these Chapter 11 Cases, to distribute copies of the Solicitation and Disclosure Statement, dated November 7, 2011 (as subsequently amended, supplemented or modified, the “Solicitation and Disclosure Statement”), the Plan, and the relevant Ballots3 via overnight mail to each Holder of Prepetition Credit Agreement Claims in Classes 1C through 9C under the Plan as of November 4, 2011 (the “Lee Voting Record Date”) and (b) made the Plan and the Solicitation and Disclosure Statement available to all Holders of Prepetition Credit Agreement Claims as of the Lee Voting Record Date via Intralinks; and (ii) on December 3, 2011, the Debtors caused the Voting Agent to distribute copies of the Solicitation and Disclosure Statement, dated December 2 2011, the Plan, and the relevant Ballots via overnight mail to each Holder of PD LLC Notes Claims in Classes 10C through 35C under the Plan as of November 30, 2011;
WHEREAS, the Debtors established December 9, 2011 at 4:00 p.m., prevailing Eastern Time, as the deadline by which Holders of Prepetition Credit Agreement Claims and PD LLC Notes Claims were required to have returned their completed Ballots to the Voting Agent (the “Voting Deadline”);4

3 Copies of the forms of Ballots were attached to the Motion of the Debtors for an Order (I) Scheduling a Combined Hearing to (A) Approve Adequacy of Solicitation and Disclosure Statement, (B) Approve Prepetition Solicitation Procedures and (C) Confirm the Joint Prepackaged Plan of Reorganization, (II) Establishing Deadlines and Procedures for Filing Objections to Approval of Solicitation and Disclosure Statement, Approval of Prepetition Solicitation Procedures and Confirmation of Plan, and (III) Approving Form and Manner of Notice of Objection Deadline and Confirmation Hearing [Docket No. 11] (the “Scheduling Motion”).
4 As reflected in the Second Amended Declaration of Craig E. Johnson of The Garden City Group, Inc. Certifying (I) Methodology for the Tabulation of Votes on Amended Joint Prepackaged Plan of Reorganization for Lee Enterprises, Incorporated and Its Debtor Subsidiaries and (II) Voting Results [Docket No. 157], the Voting Deadline was extended for certain parties.

WHEREAS, on the Petition Date, Craig E. Johnson of the Voting Agent, executed an affidavit of service (which the Voting Agent filed with the Court on the Petition Date [Docket No. 16]) regarding the mailing of a notice that provided recipients with information concerning, among other things: (a) the filing of the Debtors’ voluntary chapter 11 petitions on the Petition Date, (b) the date, time, and place of the Confirmation Hearing, (c) the deadline and procedures for filing objections to the adequacy of the Solicitation and Disclosure Statement, the Prepetition Solicitation Procedures, and/or confirmation of the Plan, and (d) how to obtain copies of the Solicitation and Disclosure Statement and the Plan (the “Confirmation Hearing Notice”) in accordance with the terms of the Scheduling Order (as amended on December 12, 2011 [Docket No. 30] and January 18, 2012 [Docket No. 157], the “Scheduling/Voting Affidavit”);
WHEREAS, on December 13, 2011, the Court entered the Order (I) Scheduling a Combined Hearing to (A) Approve Adequacy of Solicitation and Disclosure Statement, (B) Approve Prepetition Solicitation Procedures and (C) Confirm the Joint Prepackaged Plan of Reorganization, (II) Establishing Deadlines and Procedures for Filing Objections to Approval of Solicitation and Disclosure Statement, Approval of Prepetition Solicitation Procedures and Confirmation of Plan, and (III) Approving Form and Manner of Notice of Objection Deadline and Confirmation Hearing [Docket No. 57] (the “Scheduling Order”), pursuant to which the Court (i) scheduled a combined hearing on January 23, 2012 (the “Confirmation Hearing”) to, among other things, consider (a) approval of the Solicitation and Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, (b) approval of the prepetition solicitation and voting procedures described in the Scheduling/Voting Affidavit (the “Prepetition Solicitation Procedures”), and (c) confirmation of the Plan and (ii) established January 13, 2012 at 4:00 p.m. (prevailing Eastern Time) as the deadline by which all objections to (a) approval of the Prepetition Solicitation Procedures, (b) approval of the

Solicitation and Disclosure Statement, and/or (c) confirmation of the Plan must have been filed with the Court and received by the parties listed in the Scheduling Motion (the “Objection Deadline”);
WHEREAS, on January 9, 2012, the Voting Agent filed an affidavit of publication, attesting that a publication version of the Confirmation Hearing Notice (which the Court approved pursuant to the Scheduling Order) was published in (a) the national edition of The Wall Street Journal on December 22, 2011, (b) the national edition of USA Today on December 22, 2011, and (c) the daily edition of the St. Louis Post-Dispatch on December 19, 2011 [Docket No. 130]), (the “Publication Affidavit”);
WHEREAS, on January 19, 2012, the Debtors filed the affidavits of (i) Carl G. Schmidt, Vice President, Chief Financial Officer and Treasurer of Lee Enterprises [Docket No. 162] (the “Schmidt Confirmation Affidavit” and, together with the First Day Affidavit, the “Schmidt Affidavits”) and (ii) Jordan Steinberg, a Vice President of The Blackstone Group [Docket No. 163] (the “Steinberg Affidavit” and, together with the Schmidt Affidavits, the “Supporting Affidavits”) in support of confirmation of the Plan;
WHEREAS, on January 19, 2012, the Debtors filed a memorandum of law in support of confirmation of the Plan (the “Memorandum of Law”) [Docket No. 164];
WHEREAS, in the Scheduling/Voting Affidavit, the Voting Agent certified that, as of the Voting Deadline, (i) 100% of the Holders of Prepetition Credit Agreement Claims that voted on the Plan, totaling $841,908,887.37 in amount of such Claims, had voted to accept the Plan, and (ii) 100% of the Holders of PD LLC Notes Claims that voted on the Plan, holding $138,000,000.00 in amount of such Claims, had voted to accept the Plan;
WHEREAS, (i) no objections to (a) approval of the Prepetition Solicitation Procedures and (b) approval of the Solicitation and Disclosure Statement were filed or received by the Debtors before the Objection Deadline; (ii) one objection to confirmation of the Plan was filed before the Objection Deadline by the Internal Revenue Service (the “IRS”) [Docket No. 156] (the “IRS Objection”); and (iii) one informal objection to the confirmation of the Plan was received by the Debtors before the Objection Deadline from Earnest L. Haynes, Jr. (the “Haynes Objection” and, together with the IRS Objection, the “Plan Objections”);
WHEREAS, the Court held the Confirmation Hearing on January 23, 2012;
WHEREAS, the Court has reviewed the Plan, the Solicitation and Disclosure Statement, the Scheduling Order, the Scheduling/Voting Affidavit, the Publication Affidavit, the Memorandum of Law, the Supporting Affidavits, the Plan Objections, and all other materials submitted to the Court in connection with the Confirmation Hearing; and
WHEREAS, the Court has considered (i) the statements made by counsel at the Confirmation Hearing and (ii) all evidence proffered or adduced at the Confirmation Hearing.
NOW, THEREFORE, after due deliberation and good cause appearing therefor, the Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Order with respect to approval of the Solicitation and Disclosure Statement, approval of the Prepetition Solicitation Procedures, and confirmation of the Plan (the “Confirmation Order”):

I.	FINDINGS OF FACT AND CONCLUSIONS OF LAW [5]
A.Jurisdiction and Venue. On the Petition Date, the Debtors commenced these Chapter 11 Cases in good faith by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors are (and were as of the Petition Date) qualified to be debtors under section 109 of the Bankruptcy Code. The Court has jurisdiction over the Chapter 11 Cases pursuant

5 This Confirmation Order constitutes the Bankruptcy Court's findings of fact and conclusions of law under Federal Rule of Civil Procedure 52, as made applicable herein by Bankruptcy Rules 7052 and 9014. Any and all findings of fact herein shall constitute findings of fact even if stated as conclusions of law, and any and all conclusions of law herein shall constitute conclusions of law even if stated as findings of fact.

to 28 U.S.C. § 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L). The Court has subject matter jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 157(b)(1) and 1334. Venue was proper as of the Petition Date and continues to be proper before this Court as of the date hereof pursuant to 28 U.S.C. §§ 1408 and 1409.
B.Judicial Notice. The Court takes judicial notice of the dockets of these Chapter 11 Cases maintained by the Clerk of the Court, including, without limitation, all pleadings and other documents filed, all orders entered, all hearing transcripts and all evidence and arguments made, proffered or adduced at the hearings held before the Court during these Chapter 11 Cases, including, without limitation, the Confirmation Hearing.
C.Burden of Proof. The Debtors, as proponents of the Plan, have the burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence and have met that burden as further found and determined herein.
D.Adequacy of the Information Contained in the Solicitation and Disclosure Statement. The Solicitation and Disclosure Statement (i) contains “adequate information” as such term is defined in section 1125 of the Bankruptcy Code, thereby satisfying sections 1125 and 1126(b) of the Bankruptcy Code, (ii) contains sufficient information of a kind necessary to satisfy the disclosure requirements of any applicable non-bankruptcy law, and (iii) is approved in all respects.
E.Transmittal of Solicitation Materials. To obtain the requisite acceptances of the Plan, (i) on or about November 7, 2011, the Debtors caused the Voting Agent to transmit the Plan, the Solicitation and Disclosure Statement, and relevant Ballots to Holders of Prepetition Credit Agreement Claims in accordance with the Prepetition Solicitation Procedures and (ii) on or about December 3, 2011, the Debtors caused the Voting Agent to transmit the Plan, the Solicitation and Disclosure Statement, and relevant Ballots to Holders of PD LLC Notes Claims in accordance with the Prepetition Solicitation Procedures. Such transmittal and service of the Plan, the Solicitation and Disclosure Statement, and the Ballots constitutes due and sufficient notice of the Solicitation and Disclosure Statement, the Plan, and the Voting Deadline. The procedures by which the Ballots for acceptance or rejection of the Plan were solicited and tabulated were fair, properly conducted, and in accordance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, and any and all other applicable rules, laws and regulations.
F.Good Faith Solicitation. Votes to accept or reject the Plan were solicited fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws and regulations. Based on the record of these Chapter 11 Cases, the Debtors and the other Released Parties have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules in connection with the solicitation of votes to accept the Plan, and otherwise. Accordingly, the Released Parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and Sections 10.3 and 10.4 of the Plan.
G.Technical Modifications to the Plan. Any modifications embodied in the Plan or the Exhibits to the Plan (collectively, the “Plan Modifications”) constitute technical or non-material changes and do not materially and adversely affect or change the treatment of any Claims or Interests. Accordingly, pursuant to Bankruptcy Rule 3019, the Plan Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the re-solicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that the Holders of Claims or Interests be afforded an opportunity to change any previously-cast acceptances or rejections of the Plan
II.Notice of Confirmation Hearing. The Confirmation Hearing Notice was

transmitted and served as set forth in the Scheduling Order (as evidenced by the Scheduling/Voting Affidavit), and such transmittal and service of Confirmation Hearing Notice constitutes due and sufficient notice of the Plan, the Confirmation Hearing, the Voting Deadline, and the Objection Deadline. In addition, in accordance with Bankruptcy Rules 2002(1) and 3017(d) and the Scheduling Order, and as set forth in the Publication Affidavit, the Debtors caused a publication version of the Confirmation Hearing Notice (which was attached to the Scheduling Motion as Exhibit C thereto) to be published in (a) the national edition of The Wall Street Journal on December 22, 2011, (b) the national edition of USA Today on December 22, 2011, and (c) the daily edition of the St. Louis Post-Dispatch on December 19, 2011. Such notice was adequate and sufficient under the circumstances, was given in compliance with Bankruptcy Rules 2002, 3017 and 3020 and the Scheduling Order, and no other or further notice shall be required. All parties in interest in the Chapter 11 Cases had a full and fair opportunity to appear and be heard at the Confirmation Hearing.
I.Propriety of Various Agreements and Documents Relating to the Plan. In light of all of the circumstances and the record in these Chapter 11 Cases, each transaction contemplated in connection with the Plan is integral to the terms and conditions set forth in the Plan and is critical to the implementation of the Plan. All contracts, instruments, releases, agreements and documents related to, or necessary to implement, effectuate and consummate the Plan are valid, proper and reasonable under the circumstances and due and sufficient notice thereof has been provided in connection with approval of the Solicitation and Disclosure Statement and Confirmation of the Plan.
J.Releases, Discharges, Exculpations and Injunctions. Based upon the facts and circumstances of these Chapter 11 Cases, the releases, discharges, exculpations,

indemnifications and injunctions set forth in Article X of the Plan are (a) supported by good and valuable consideration, the adequacy of which is hereby confirmed, (b) fair, equitable, and reasonable, (c) supported by the record of these Chapter 11 Cases, and (d) in the best interests of the Debtors, their Estates, and the Holders of Claims against and Interests in the Debtors.
K.Assumption of Executory Contracts and Unexpired Leases. The assumption by the applicable Debtors and assignment to the applicable Reorganized Debtors, as of the Effective Date, of (i) all executory contracts and unexpired leases to which any of the Debtors is a party, (ii) all Collective Bargaining Agreements, (iii) all insurance policies issued to, or insurance agreements entered into by, the Debtors prior to the Petition Date (to the extent that such insurance policies or agreements are considered to be executory contracts), (iv) all contracts, agreements and leases that the Debtors entered into or assumed after the Petition Date, and (v) the Employee Benefit Plans and Pension Plans, satisfies the applicable provisions of the Bankruptcy Code, is supported by the Debtors’ sound business judgment, and is in the best interests of the Debtors and their Estates. The assumption or rejection of any executory contract or unexpired lease pursuant to the Plan shall be legal, valid, and binding as of the Effective Date upon the applicable Debtor or Reorganized Debtor and all non-Debtor parties to such executory contract or unexpired lease.
L.Exemption from Securities Laws. The offer, issuance, distribution, transfer or exchange of the New Common Stock and New PD LLC Notes pursuant to the Plan shall be, and shall be deemed to be, exempt from registration under any applicable federal or state securities laws to the fullest extent permissible under applicable non-bankruptcy law and under bankruptcy law, including, without limitation, section 1145(a) of the Bankruptcy Code.
M.Compliance with Requirements of Section 1129 of the Bankruptcy Code. The Plan satisfies all requirements for confirmation under section 1129 of the Bankruptcy Code, as fol lows:
i.Section 1129(a)(1) – Compliance with Applicable Provisions of the Bankruptcy Code. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including, without limitation, sections 1122 and 1123 of the Bankruptcy Code and Bankruptcy Rule 3016.
ii.Section 1122 – Classification of Claims and Interests. The Plan constitutes a separate plan of reorganization for each of the Debtors. In accordance with section 1122(a) of the Bankruptcy Code, each Class of Claims against and Interests in the Debtors contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims against and Interests in the Debtors under the Plan.
iii.Section 1123(a) – Mandatory Provisions of the Plan. The Plan fully complies with each requirement of section 1123(a) of the Bankruptcy Code, as set forth below:
(a)Section 1123(a)(1). Article III of the Plan properly designates all Claims and Interests that require classification, as required by section 1123(a)(1) of the Bankruptcy Code. Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, DIP Revolving Facility Claims, Priority Tax Claims, and Section 507(b) Claims are not required to be designated into Classes.
(b)Section 1123(a)(2). In accordance with section 1123(a)(2) of the Bankruptcy Code, Article III of the Plan specifies each Class of Claims or Interests that is Unimpaired under the Plan. In particular, Article III of the Plan provides that Classes 1A through 35A (Priority Non-Tax Claims against the Debtors), 1B through 35B (Other Secured Claims against the Debtors), 1D through 35D (General Unsecured Claims against the Debtors), Classes 1E through

35E (Intercompany Claims against the Debtors), 12F and 14F (Herald Claim against PD LLC and DS LLC), and 1G through 35G (Interests in the Debtors) are Unimpaired under the Plan.
(c)Section 1123(a)(3). In accordance with section 1123(a)(3) of the Bankruptcy Code, Article III of the Plan specifies the treatment of Classes 1C through 9C (Prepetition Credit Agreement Claims against the Lee Debtors) and Classes 10C through 35C (PD LLC Notes Claims against the Pulitzer Debtors), the only Classes of Claims that are Impaired under the Plan.
(d)Section 1123(a)(4). In accordance with section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan provides the same treatment for each Claim or Interest in a given Class unless the Holder of such Claim or Interest agrees to less favorable treatment, in which case such less favorable treatment shall control.
(e)Section 1123(a)(5). In accordance with section 1123(a)(5) of the Bankruptcy Code, Article V of the Plan provides adequate means for the Plan’s implementation. On the Effective Date of the Plan, the Reorganized Debtors will have sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. Moreover, Article V and various other provisions of the Plan specifically provide adequate and proper means for the Plan’s implementation including, without limitation: (i) the continued corporate existence and vesting of assets in the Reorganized Debtors; (ii) the issuance and distribution of the New Common Stock; (iii) the cancellation of the Prepetition Credit Agreement Documents and the PD LLC Notes Documents; (iv) the conversion of the DIP Revolving Facility into the New First Lien Revolving Credit Facility; (v) the entry by the Reorganized Debtors into the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, and the New PD LLC Notes Documents; and (vi) the continuation in their positions of the directors of Reorganized Lee

Enterprises and the other Reorganized Debtors.
(f)Section 1123(a)(6). In accordance with section 1123(a)(6) of the Bankruptcy Code, the Certificate of Incorporation and the organizational documents for the Reorganized Debtors contain provisions prohibiting the issuance of nonvoting equity securities, provide for the appropriate distribution of voting power among all classes of equity securities authorized for issuance, and otherwise comply with the requirements of section 1123(a)(6) of the Bankruptcy Code.
(g)Section 1123(a)(7). In accordance with section 1123(a)(7) of the Bankruptcy Code, the provisions of the Plan regarding the manner of selection of officers and directors of the Reorganized Debtors are consistent with the interests of creditors and equity security holders and with public policy.
iv.Section 1123(b) – Discretionary Provisions of the Plan. In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan does not contain any discretionary provision that is inconsistent with the applicable provisions of the Bankruptcy Code.
v.Bankruptcy Rule 3016 - Identification of the Plan; Conspicuous Injunction. In accordance with Bankruptcy Rule 3016(a), the Plan is dated and identifies that the Debtors are submitting it as proponents. Other than conduct otherwise enjoined by the Bankruptcy Code, the Plan describes in specific and conspicuous language all acts to be enjoined and identifies the Entities subject to the injunctions set forth in the Plan, in accordance with Bankruptcy Rule 3016(c).
vi.Section 1129(a)(2) – Compliance by the Debtors with Applicable Provisions of the Bankruptcy Code. The Debtors, as the proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code, including, without limitation, sections 1123, 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019.
vii.Section 1129(a)(3) – The Debtors Have Proposed the Plan in Good Faith. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. Consistent with the overriding purpose of chapter 11 of the Bankruptcy Code, the Plan is designed to allow each of the Debtors to reorganize on a going concern basis while maximizing recoveries to the Holders of Claims against and Interests in the Debtors. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of reorganizing the Debtors in order to maximize the value of their respective Estates.
viii.Section 1129(a)(4) – Court Approval of Certain Administrative Expense Payments. In accordance with section 1129(a)(4) of the Bankruptcy Code, any payment made or promised by the Debtors or by any Person issuing securities or acquiring property under the Plan, for services rendered or expenses incurred in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to this Court. The procedures set forth in the Plan for the Court’s review and allowance of the fees and expenses to be paid by the Debtors satisfy the objectives of section 1129(a)(4) of the Bankruptcy Code. Accordingly, the Plan complies with section 1129(a)(4) of the Bankruptcy Code.
ix.Section 1129(a)(5) – Disclosure of Identity of Directors and Officers and the Compensation of Insiders. In accordance with section 1129(a)(5) of the Bankruptcy Code, the Debtors have disclosed the identity and affiliations of the directors and officers of the Reorganized Debtors. The appointment to, or continuance in, such offices by such Persons is consistent with the interests of the Holders of Claims and Interests and with public policy. The Debtors have also disclosed the identity and affiliations of any insiders that will be employed or retained by the Reorganized Debtors and the nature of any compensation for such insiders.
x.Section 1129(a)(6) – Approval of Rate Changes. The Plan does not provide for any rate changes subject to the jurisdiction of any governmental regulatory commission. Accordingly, section 1129(a)(6) of the Bankruptcy Code is inapplicable to the Plan.
xi.Section 1129(a)(7) – Best Interests of Holders of Claims and Interests. The Plan satisfies the “best interests of creditors” test under section 1129(a)(7) of the Bankruptcy Code. Each Impaired Class of Claims (i.e., Prepetition Credit Agreement Claims against the Lee Debtors and PD LLC Notes Claims against the Pulitzer Debtors) has accepted the Plan. Further, the liquidation analysis annexed to the Solicitation and Disclosure Statement as Exhibit D (the “Liquidation Analysis”), including the methodology used and estimations and assumptions made therein, and the evidence related thereto that was proffered at the Confirmation Hearing, (a) is persuasive and credible as of the dates such evidence was prepared, presented or proffered, (b) either has not been controverted by other persuasive evidence or has not been challenged, (c) is based upon reasonable and sound assumptions, and (d) provide a reasonable estimate of the liquidation value of the Estates upon conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code. Accordingly, the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.
xii.Section 1129(a)(8) – Acceptance of the Plan by Each Impaired Voting Class. As indicated in Article III of the Plan and as set forth in the Scheduling/Voting Affidavit, Classes 1C through 9C (Prepetition Credit Agreement Claims against the Lee Debtors) and Classes 10C through 35C (PD LLC Claims against the Pulitzer Debtors) are Impaired under the Plan. The Holders of Claims in Classes 1C through 9C (Prepetition Credit Agreement Claims against the Lee

Debtors) and Classes 10C through 35C (PD LLC Notes Claims against the Pulitzer Debtors) have voted to accept the Plan by majorities in excess of one-half in number and two-thirds in amount of the Claims in such Classes, as required by section 1126(c) of the Bankruptcy Code.
xiii.Section 1129(a)(9) – Treatment of Claims Entitled to Priority. The Plan provides for the treatment of Claims entitled to priority pursuant to sections 507(a)(2)-(8) of the Bankruptcy Code in the manner required by section 1129(a)(9) of the Bankruptcy Code.
xiv.Section 1129(a)(10) – Acceptance by at Least One Impaired, Non-Insider Class. In accordance with the requirements of section 1129(a)(10) of the Bankruptcy Code and as evidenced by the Scheduling/Voting Affidavit, at least one Impaired Class of Claims against each Debtor that has any Impaired Classes of Claims against it has accepted the Plan, excluding the votes of insiders. Accordingly, the Plan satisfies section 1129(a)(10) of the Bankruptcy Code.
xv.Section 1129(a)(11) – Feasibility of the Plan. The Plan is feasible. The evidence proffered or adduced at the Confirmation Hearing (a) is persuasive and credible, (b) either has not been contravened by other persuasive evidence or has not been challenged, and (c) establishes that the Plan has a reasonable likelihood of success and that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors. Accordingly, the Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.
xvi.Section 1129(a)(12) – Payment of Statutory Bankruptcy Fees. In accordance with section 1129(a)(12) of the Bankruptcy Code, Section 12.7 of the Plan provides for payment of the fees payable pursuant to 28 U.S.C. § 1930 as and when due or as otherwise agreed by the United States Department of Justice, Office of the United States Trustee. Accordingly, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

xvii.Section 1129(a)(13) – Treatment of Retiree Benefits. As of the date hereof, no modifications have been made to retiree benefits pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code. In accordance with section 1129(a)(13) of the Bankruptcy Code, Section 6.5 of the Plan provides for the continuation after the Effective Date of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code. Accordingly, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.
xviii.Sections 1129(a)(14)-(16) – Domestic Obligations, Individual Debtors, or Nonprofit Corporation or Trusts. None of the Debtors are (a) required to pay any domestic support obligations, (b) individuals, or (c) nonprofit corporations or trusts. Accordingly, sections 1129(a)(14) through (16) of the Bankruptcy Code are not applicable to the Plan.
(xix)    Section 1129(d) – Principal Purpose of the Plan. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933 (the “Securities Act”), and no party in interest has filed an objection alleging otherwise. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.
N.Satisfaction of Conditions Precedent. The condition precedent to the confirmation of the Plan, as set forth in Section 9.1 of the Plan, has been satisfied or waived in accordance with such section of the Plan.

II.	ORDER
NOW THEREFORE, BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1.Solicitation and Disclosure Statement. The Solicitation and Disclosure Statement contains adequate information in accordance with sections 1125 and 1126 of the Bankruptcy Code and is hereby approved in all respects.
2.Prepetition Solicitation Procedures. The Prepetition Solicitation Procedures complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other applicable provisions of the Bankruptcy Code, and all other applicable rules, laws and regulations. Such procedures are hereby approved in all respects.
3.Plan Objections. All objections to the Plan not otherwise withdrawn or consensually resolved at or prior to the Confirmation Hearing are hereby overruled for the reasons set forth in the Memorandum of Law and/or stated by counsel at the Confirmation Hearing.
4.Confirmation. The Plan (a copy of which, without the Exhibits thereto, is attached hereto as Exhibit A) is approved and confirmed in all respects pursuant to section 1129 of the Bankruptcy Code. The terms of the Plan and the Exhibits thereto are incorporated by reference into this Confirmation Order. The terms of the Plan and the Exhibits thereto shall be effective and binding as of the Effective Date. Notwithstanding the foregoing, if there is any inconsistency between the terms of the Plan or the Exhibits thereto and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.
5.Plan Classification Controlling. The classification of Claims and Interests for purposes of distributions under the Plan shall be governed solely by the terms of the Plan.
6.Provisions of Plan and Confirmation Order Non-Severable and Mutually Dependent. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent.

7.Solicitation of the Plan and Exemption from Securities Laws. The Debtors, the Prepetition Administrative Agent, the Backstop Lenders, the DIP Revolving Facility Lenders, the Consenting Lenders, the Consenting Noteholders, the PD LLC Notes Collateral Agent, and each of their respective Related Persons have solicited votes on the Plan and/or have participated in the activities described in section 1125 of the Bankruptcy Code, as applicable, in good faith, within the meaning of section 1125(e) of the Bankruptcy Code, and in compliance with the applicable provisions of the Scheduling Order, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws and regulations and, accordingly, such parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article X of the Plan and shall not be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the distributions made pursuant to the Plan. Specifically, pursuant to section 1125(e) of the Bankruptcy Code, none of the parties listed above that participated in (i) the transmittal of the Plan, the Solicitation and Disclosure Statement, the Ballots and any related solicitation materials, (ii) the solicitation of votes to accept or reject the Plan, or (iii) the offer, issuance, sale or purchase of the New Common Stock and the New PD LLC Notes offered under or in connection with the Plan, shall be liable, on account of such actions or such participation, for any violation of any applicable law, rule or regulation governing the solicitation of votes to accept or reject the Plan or the offer, issuance, sale or purchase of any securities. The issuance and distribution of the New Common Stock and the New PD LLC Notes under or in connection with the Plan shall be, and shall be deemed to be, exempt from registration under any applicable federal or state securities laws to the fullest extent permissible under applicable bankruptcy law and non-bankruptcy law, including, without limitation, section 1145(a) of the Bankruptcy Code.

8.Authorization and Direction to Act. Pursuant to section 1142(b) of the Bankruptcy Code, no action of the stockholders, creditors or directors of the Debtors or the Reorganized Debtors shall be required to (i) authorize the Debtors and the Reorganized Debtors (or any of their respective officers, employees or agents acting on their behalf) to effectuate and carry out the Plan or any order of this Court relating thereto; (ii) consummate the transactions contemplated by the Plan, the Solicitation and Disclosure Statement, or any order of this Court; or (iii) take any other action contemplated by the Plan, the Solicitation and Disclosure Statement, or any order of this Court as may be necessary or appropriate to implement the Plan, and all such actions are hereby authorized, approved, and to the extent taken prior to the Effective Date, ratified in all respects as if they had been authorized or approved by the unanimous actions of the directors and stockholders of the Debtors and the Reorganized Debtors. This Confirmation Order constitutes the Court’s approval of the Plan and the transactions and distributions contemplated thereby, including, without limitation, those transactions contemplated under Article V of the Plan, the Exhibits to the Plan, and/or this Confirmation Order.
9.Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. On and after the Effective Date, the Reorganized Debtors shall continue to exist as separate entities in accordance with the applicable law in the respective jurisdiction in which they are formed and pursuant to their respective certificates or articles of incorporation (or similar organizational documents) and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation (or similar organizational documents) and by-laws are to be amended and/or restated pursuant to the terms of the Plan. Notwithstanding anything to the contrary in the Plan, the Reinstated Claims against and Interests in a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor following the Effective Date and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise. Except as otherwise provided in the Plan, all property of the respective Estate of each Debtor, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances and Interests, provided that such revesting shall not relieve any Reorganized Debtor from such Reorganized Debtor’s obligations under and the liens created pursuant to the applicable terms and provisions of the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, and the New PD LLC Notes Documents. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code and the Bankruptcy Rules. As of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Liens and non-Reinstated Claims and Interests, except as specifically provided in the Plan or this Confirmation Order. For the avoidance of doubt, on the Effective Date, the property of each Reorganized Debtor shall be subject to new liens pursuant to the terms of the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, and the New PD LLC Notes Documents.
10.Cancellation of Certain Credit and Debt Documents. On the Effective Date, in consideration for the distributions to be made on the Effective Date pursuant to the Plan and except as otherwise provided in the Plan, (i) all Prepetition Credit Agreement Documents, PD LLC Notes, PD LLC Notes Documents, and any other instruments, documents, plans or agreements evidencing or creating any indebtedness or obligations of a Debtor related thereto shall be cancelled, (ii) the obligations of any of the Debtors under any Prepetition Credit Agreement Documents, PD LLC Notes, PD LLC Notes Documents, or any other agreements evidencing or creating any indebtedness or obligations of a Debtor that relate to Claims or Interests related thereto shall be discharged pursuant to Section 10.2 of the Plan, and (iii) the DIP Revolving Facility shall convert into the New First Lien Revolving Credit Facility; provided, however, that this paragraph shall not apply to Reinstated Claims and Interests, including, but not limited to, Reinstated Intercompany Claims.
11.Cancellation of Liens. Except as otherwise provided in the Plan, on the Effective Date, in consideration for the distributions to be made on the Effective Date pursuant to the Plan, (a) all Liens, charges, encumbrances and rights related to any Claim or Interest, including, without limitation, those existing under the Prepetition Credit Agreement Documents and the PD LLC Notes Documents, but excluding any Lien securing an Other Secured Claim that is Reinstated pursuant to the Plan, shall be terminated, null and void and of no effect and (b) all Liens, charges, encumbrances and rights related to any Claim or Interest under the DIP Revolving Facility shall secure the obligations under the New First Lien Revolving Credit Facility. The Holders of Secured Claims (other than Other Secured Claims that are Reinstated pursuant to the Plan) shall be authorized and directed to release any collateral or other property of any Debtor (including any Cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of any Liens, including the execution, delivery, and filing or recording of such release documents as may be requested by the Debtors (or the Reorganized Debtors, as the case may be). The future holders of liens under the New First Lien Credit Facility Documents, the New Second Lien Credit Facility Documents, and the New PD LLC Notes Documents (collectively, the “New Liens”) are hereby authorized to file, with the appropriate authorities, financing statements and other documents (the “Perfection Documents”) in order to evidence the New Liens, subject, in all cases, to the New Lee Intercreditor Agreement and the New PD LLC Intercreditor Agreement (as applicable). Notwithstanding anything in the Plan or this Confirmation Order to the contrary, if such Perfection Documents are filed prior to the Effective Date, then upon cancellation of the prior liens on the collateral subject to the New Liens, (i) such Perfection Documents shall be valid, binding, and in full force and effect, and (ii) the New Liens shall become obligations of the Reorganized Debtors, subject, in all cases, to the New Lee Intercreditor Agreement and the New PD LLC Intercreditor Agreement (as applicable).
12.Entry into New Credit Facilities. On the Effective Date, without any requirement of further action by stockholders, directors, members or managers of the Reorganized Debtors, the Reorganized Debtors are authorized to (i) enter into the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, and the New PD LLC Notes Documents, including, without limitation, any documents required in connection with the creation or perfection of liens in connection therewith; (ii) grant such liens and security interests as necessary to provide security for the applicable Debtors’ obligations under the (a) New First Lien Credit Agreement, in accordance with the terms of the New First Lien Credit Facility Documents, (b) New Second Lien Term Loan Agreement, in accordance with the terms of the New Second Lien Term Loan Documents, and (c) New PD LLC Notes Agreement, New Pulitzer Guaranty Agreement, and New PD LLC Notes Subsidiary Guaranty Agreement, in accordance with the terms of the New PD LLC Notes Documents, which liens shall be valid, binding and enforceable on the collateral specified in the relevant agreement executed by the respective Reorganized Debtors, and, with respect to the liens granted to provide security for the applicable Debtors’ obligations pursuant to the New PD

LLC Notes Documents and the New First Lien Credit Facility Documents, other than as expressly set forth in the New PD LLC Notes Documents and the New First Lien Credit Facility Documents (as applicable), such liens shall be senior to any other liens with respect to the applicable Debtors, including any liens relating to Reinstated Claims; (iii) perform all of their obligations under the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, and the New PD LLC Notes Documents; and (iv) take all such other actions as any of the Reorganized Debtors may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, and the New PD LLC Notes Documents. On the Effective Date, (i) the parties to each New First Lien Credit Facility Document shall be deemed to have executed such New First Lien Credit Facility Document and shall become bound thereto, regardless of whether any party actually executes such New First Lien Credit Facility Document, (ii) the parties to each New Second Lien Term Loan Document shall be deemed to have executed such New Second Lien Term Loan Document and shall become bound thereto, regardless of whether any party actually executes such New Second Lien Term Loan Document, and (iii) the parties to each New PD LLC Notes Document shall be deemed to have executed such New PD LLC Notes Document and shall become bound thereto, regardless of whether any party actually executes such New PD LLC Notes Document.
13.In addition, on the Effective Date, the Reorganized Lee Debtors shall be authorized to enter into the New First Lien Credit Agreement as well as any notes, documents or agreements delivered in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of liens in connection therewith. The New First Lien Lenders shall have valid, binding and enforceable liens on the collateral specified in the

New First Lien Credit Facility Documents. The guarantees, mortgages, pledges, liens and other security interests granted pursuant to the New First Lien Credit Facility Documents are granted in good faith as an inducement to the New First Lien Lenders to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the New First Lien Credit Facility Documents. The New First Lien Revolving Credit Facility shall be a superpriority revolving credit facility with payment priority over the New First Lien Term Loan, and the provisions of the New First Lien Credit Facility Documents setting forth the payment priority of the New First Lien Revolving Credit Facility shall be fully enforceable in accordance with their terms and the parties to the New First Lien Credit Facility Documents shall be enjoined from avoiding, circumventing, recharacterizing or otherwise frustrating the enforcement of the priority provisions thereof.
14.Moreover, on the Effective Date, the Reorganized Lee Debtors shall be authorized to enter into the New Second Lien Term Loan Agreement, and the Reorganized Lee Debtors and the Reorganized Pulitzer Debtors shall be authorized to enter into any notes, guarantees, documents or agreements delivered, executed, or entered in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of liens in connection therewith including, without limitation, the New Second Lien Term Loan Documents. The New Second Lien Lenders shall have valid, binding and enforceable liens on the collateral specified in the New Second Lien Term Loan Documents. The guarantees, mortgages, pledges, liens and other security interests granted pursuant to the New Second Lien Term Loan Documents are granted in good faith as an inducement to the New Second Lien Lenders to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the New Second Lien Term Loan Documents.
15.Further, on the Effective Date, Reorganized PD LLC shall be authorized to enter into the New PD LLC Notes Agreement and issue the New PD LLC Notes, and the Reorganized Pulitzer Debtors shall be authorized to enter into any documents or agreements delivered in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of liens in connection therewith. Other than as expressly set forth in the New PD LLC Notes Documents, the New PD LLC Noteholders shall have valid, binding and enforceable first priority liens on the collateral specified in the New PD LLC Notes Documents, which shall be senior to any other liens with respect to the Pulitzer Debtors. The guarantees, mortgages, pledges, liens and other security interests granted pursuant to the New PD LLC Notes Documents and payments made (including, but not limited to, payments of principal of the PD LLC Notes and the Lee Closing Date Payment) with respect to the restructuring of the PD LLC Notes pursuant to, and identified in, the Pulitzer Support Agreement are granted and made in good faith as an inducement to the Holders of the New PD LLC Notes to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the New PD LLC Notes Documents.
16.Conversion of DIP Revolving Facility Claims. On the Effective Date, in accordance with and on the terms set forth in the DIP Revolving Facility Agreement, the DIP Revolving Facility Claims shall either be (i) indefeasibly paid in full in Cash from the Lee Debtors (and the “Commitments” (as defined in the DIP Revolving Facility Agreement) shall be irrevocably cancelled and the “Letters of Credit” (as defined in the DIP Revolving Credit Facility Agreement)

shall be returned undrawn) in accordance with Section 2.2 of the Plan or (ii) converted into revolving loans and commitments outstanding under the New First Lien Revolving Credit Facility pursuant to the New First Lien Credit Facility Documents.
17.Issuance of New Common Stock and New PD LLC Notes. On the Effective Date, (i) as authorized by the Certificate of Incorporation, Reorganized Lee Enterprises shall issue shares of New Common Stock equal to fifteen percent (15%) of the total number of issued and outstanding shares of common stock of Reorganized Lee Enterprises, computed on a pre-issuance basis, together with any and all instruments, certificates and other documents required to be issued or distributed pursuant to the Plan in order to effect such issuance of New Common Stock without further act or action under applicable law, regulation, order or rule, and (ii) Reorganized PD LLC shall issue the New PD LLC Notes for distribution in accordance with the terms of the New PD LLC Notes Documents and the Plan. The issuance and distribution of the New Common Stock and the New PD LLC Notes under or in connection with the Plan shall be, and shall be deemed to be, exempt from registration under any applicable federal or state securities laws to the fullest extent permissible under applicable bankruptcy law and non-bankruptcy law, including, without limitation, section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of the Plan shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto. In addition, all of the shares of New Common Stock and the New PD LLC Notes issued under or in connection with the Plan shall be fully paid and non-assessable and freely tradable under section 1145 of the Bankruptcy Code.
18.Corporate Governance – Certificate of Incorporation and By-Laws. On the

Effective Date, the Certificate of Incorporation and the By-Laws for Reorganized Lee Enterprises shall be substantially in the form of Exhibit 1.18 and Exhibit 1.16 to the Plan, respectively. To the extent required by section 1123(a)(6) of the Bankruptcy Code, on the Effective Date, the Certificate of Incorporation shall be amended to prohibit the issuance of non-voting equity securities. The certificates or articles of incorporation, by-laws, certificates of formation, limited liability company agreements, or similar governing documents, as applicable, of the Debtors or Reorganized Debtors other than Reorganized Lee Enterprises shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation, by-laws, certificates of formation, limited liability company agreements, partnership agreements or similar governing documents, as applicable, as permitted by applicable law.
19.Corporate Action. On the Effective Date, the amendment of the Certificate of Incorporation, the selection of directors and officers for Reorganized Lee Enterprises and each other Reorganized Debtor, and all other actions contemplated by the Plan shall be deemed authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On and after the Effective Date, the appropriate officers of Reorganized Lee Enterprises and/or the other Reorganized Debtors and members of the boards of directors of Reorganized Lee Enterprises and/or the other Reorganized Debtors shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized Lee Enterprises and/or the other Reorganized Debtors.
20.Executory Contracts and Unexpired Leases. As set forth in Article VI of the Plan, on the Effective Date, all executory contracts or unexpired leases of the Debtors shall be deemed assumed in accordance with, and subject to, the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors or (ii) previously expired or terminated pursuant to its own terms. Each executory contract and unexpired lease assumed pursuant to Article VI of the Plan shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Court authorizing and providing for its assumption, or applicable federal law.
21.Post-Petition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date shall be deemed assumed by the applicable Debtor and assigned to the applicable Reorganized Debtor on the Effective Date.
22.Distributions and Claims Reconciliation. The provisions of Article VII and Article VIII of the Plan regarding the distributions under the Plan and the reconciliation of Disputed Claims are hereby approved in all respects. In addition, no party shall be required to file a proof of claim on account of Claims held against the Debtors. On the Effective Date, any and all proofs of claim submitted to the Voting Agent and/or filed with the Bankruptcy Court shall be deemed expunged from the record of these Chapter 11 Cases, and the Debtors shall not be required to file any response to such proofs of claim with the Bankruptcy Court. The Debtors are hereby authorized to make distributions on account of Claims in accordance with the books and records of the Debtors. To the extent the Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, then such Holder must advise the Debtors of such disagreement in writing, in which event such Holder’s Claim shall become a Disputed Claim. From and after the Effective Date, the Reorganized Debtors shall have sole responsibility and authority for disputing, objecting to, compromising and settling, or otherwise resolving and making distributions (if any) with respect to all Claims, including all Disputed Claims and Administrative Expense Claims. For the avoidance of doubt, nothing in this paragraph shall relieve any party of its obligation to comply with the procedures set forth in Section 12.3 of the Plan with respect to the payment of Administrative Expense Claims.
23.Binding Effect of the Plan. On the Effective Date, except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, all provisions of the Plan, including all agreements, instruments and other documents filed in connection with the Plan and executed by the Debtors or the Reorganized Debtors in connection with the Plan, shall be binding upon the Debtors, the Reorganized Debtors, each Holder of a Claim against or Interest in each of the Debtors and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under the Plan and whether or not such Holder has accepted the Plan, and all other parties that are affected in any manner by the Plan. All agreements, instruments and other documents filed in connection with the Plan shall be given full force and effect, and shall bind all parties referred to therein as of the Effective Date, whether or not such agreements are actually issued, delivered or recorded on the Effective Date or thereafter and whether or not a party has actually executed such agreement.
24.Discharge of Non-Reinstated Claims. On the Effective Date, the Debtors shall be deemed discharged and released under section 1141(d)(l)(A) of the Bankruptcy Code from any and all Claims not Reinstated under the Plan, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code. Except as otherwise provided in the Plan (including with respect to all Claims that are Reinstated under the Plan) or in this Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against the Debtors or any of their Estates, assets, properties or interests in property. Notwithstanding anything in Section 10.1.1 of the Plan or this Confirmation Order to the contrary, the DIP Revolving Facility shall be converted into the New First Lien Revolving Credit Facility, subject to the terms thereof, including the satisfaction of the conversion conditions set forth therein.
25.Non-Discharge of Interests. No Interests in the Debtors shall be discharged by the Plan or this Confirmation Order.
26.Discharge Injunction. As of the Effective Date, except as otherwise expressly provided in the Plan or this Confirmation Order, all Entities shall be precluded from asserting against the Debtors or the Reorganized Debtors and their respective assets, property and Estates, any other or further Claims (other than those Reinstated under the Plan), or any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, relating to any of the Debtors or Reorganized Debtors or any of their respective assets, property and Estates, based upon any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as expressly provided in the Plan or this Confirmation Order, this Confirmation Order shall constitute a judicial determination, as of the Effective Date, of the discharge of all non-Reinstated Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void and extinguish any judgment obtained against the Debtors, the Reorganized Debtors, or any of their respective assets, property and Estates at any time, to the extent such judgment is related to a discharged Claim, debt or liability.
27.Releases by the Debtors. Except as otherwise expressly provided in the Plan or this Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtors and Reorganized Debtors on its own behalf and as a representative of its respective Estate, shall, and shall be deemed to, completely and forever release, waive, void, extinguish and discharge unconditionally, each and all of the Released Parties of and from any and all Claims and causes of action (including, without limitation, Avoidance Actions), any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors, their respective assets, property and Estates, the Chapter 11 Cases, the Lee Support Agreement, the Pulitzer Support Agreement, the Plan, or the Solicitation and Disclosure Statement that may be asserted by or on behalf of any of the Debtors, the Reorganized Debtors or their respective Estates against any of the Released Parties; provided, however, that nothing in Section 10.2 of the Plan or in this Confirmation Order shall be construed to release any Released Party from willful misconduct or gross negligence as determined by a Final Order.
28.Releases by Certain Holders of Claims. Except as otherwise expressly provided in the Plan or this Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, (i) each Holder of a Claim entitled to vote on the Plan that did not elect, by submitting a Ballot and checking the appropriate box thereon, not to grant the releases set forth in Section 10.3 of the Plan and (ii) each Holder of Claim bound by the Lee Support Agreement or the Pulitzer Support Agreement to grant the releases set forth in Section 10.3 of the Plan (regardless of whether such Holder submitted a Ballot containing an election not to grant the releases set forth in Section 10.3 of the Plan) shall be deemed to have completely and forever released, waived, and discharged unconditionally each of the Debtors and their respective Related Persons of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors or their respective assets, property and Estates, the Chapter 11 Cases, the Plan, and/or the Disclosure Statement; provided, however, that nothing in Section 10.3 of the Plan shall be construed to release the Debtors or their respective Related Persons from willful misconduct or gross negligence as determined by a Final Order. For the avoidance of doubt, nothing in this paragraph shall release the

Reorganized Debtors and their respective Related Persons from their obligations under the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, or the New PD LLC Notes Documents.
29.Exculpation. From and after the Effective Date, the Released Parties shall neither have nor incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Lee Support Agreement, the Pulitzer Support Agreement, the Plan, and/or the Solicitation and Disclosure Statement, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, the property to be distributed under the Plan, or any other act taken or omitted to be taken in connection with or in contemplation of the Chapter 11 Cases or implementation of the Plan; provided, however, that Section 10.4 of the Plan shall not apply to release (x) obligations under the Plan, and obligations under the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under the Plan, and (y) any claims or causes of action arising out of willful misconduct or gross negligence as determined by a Final Order. Any of the Released Parties shall be entitled to rely, in all respects, upon the advice of counsel with respect to their duties and responsibilities under the Plan.
30.Injunction Related to Exculpation. Except as expressly provided in the Plan or this Confirmation Order, as of the Effective Date, all Persons and Entities that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, cause of action or liability of any nature whatsoever, of the types described in Section 10.4 of the Plan and relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and/or Estates, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions against any Released Party or its property on account of such released liabilities, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation that is discharged under Section 10.1 of the Plan; and/or (v) commencing or continuing in any manner any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Plan or this Confirmation Order.
31.Survival of Indemnification Obligations. The obligations of the Debtors to indemnify any past and present directors, officers, agents, employees and representatives, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with, for or on behalf of the Debtors, shall not be discharged or impaired by this Confirmation Order or consummation of the

Plan and shall be assumed by the Reorganized Debtors.
32.Term of Bankruptcy Injunction or Stays. All injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.
33.Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under the Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax or other similar tax.
34.Surrender of Instruments. As a condition to participation in distributions under the Plan, unless the Debtors shall otherwise agree, each PD LLC Noteholder and the Holder(s) of any evidence of indebtedness of the Debtors relating to a non-Reinstated Claim that desires to receive the property to be distributed on account of an Allowed non-Reinstated Claim based on such PD LLC Note or evidence of indebtedness shall surrender such PD LLC Note or evidence of indebtedness to the Debtors, or their designee, and shall execute and deliver such other documents as are necessary to effectuate the Plan. Except as otherwise provided in Section 12.1 of the Plan (or except as the Debtors otherwise agree), if no surrender of a PD LLC Note or evidence of indebtedness relating to a non-Reinstated Claim occurs and a claimant does not provide an affidavit and indemnification agreement, in form and substance satisfactory to the Debtors, that such PD LLC Note or evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim is based on such security, note, debenture or evidence of indebtedness thereof. The

Debtors shall make subsequent distributions only to the persons who surrender PD LLC Notes or evidence of indebtedness, as applicable, for exchange (or their assignees) and the record holders of such PD LLC Notes or other indebtedness shall be those holders of record as of the Distribution Record Date.
35.Post-Confirmation Date Retention of Professionals. On the Effective Date, any requirement that Professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for application to or approval by the Bankruptcy Court.
36.Bar Date for Certain Administrative Expense Claims. All applications for final allowance of compensation or reimbursement of expenses incurred by any Professional, and all other requests for the payment of Administrative Expense Claims, including all requests for the allowance of any Administrative Expense Claim pursuant to section 503(b)(3)(D) of the Bankruptcy Code for substantial contributions made in the Chapter 11 Cases (but excluding all requests for the payment of obligations incurred by the Debtors in the ordinary course of their business operations after the Petition Date), must be filed with the Bankruptcy Court and served on the Reorganized Debtors and their counsel at the addresses set forth in Section 12.14 of the Plan not later than thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Any request for the payment of an Administrative Expense Claim that is not timely filed and served shall be discharged and forever barred and the Holder of such Administrative Expense Claim shall be enjoined from commencing or continuing any action, process, or act to collect, offset or recover such Claim. The Debtors and the Reorganized Debtors shall have sole responsibility for filing objections to and resolving all requests for the allowance of Administrative Expense Claims.
37.Effectuating Documents and Further Transactions. Each of the Debtors and the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, certificates, notes, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the New Common Stock and New PD LLC Notes issued under or in connection with the Plan.
38.Resolution of the IRS Objection. Notwithstanding any provision to the contrary in the Plan, this Confirmation Order, and any implementing Plan documents, nothing shall: (1) affect the ability of the IRS to pursue any non-Debtors to the extent allowed by non-bankruptcy law for any liabilities that may be related to any federal tax liabilities owed by the Debtors; (2) affect the rights of the IRS to assert setoff and recoupment and such rights are expressly preserved; (3) discharge any claim of the IRS described in section 1141(d)(6) of the Bankruptcy Code; or (4) require the IRS to file an administrative expense claim in order to receive payment for any liability described in sections 503(b)(1)(B) and 503(b)(1)(C) of the Bankruptcy Code in accordance with section 503(b)(1)(D) of the Bankruptcy Code.
39.Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid as and when due or as otherwise agreed by the United States Department of Justice, Office of the United States Trustee.
40.Payment of Consenting Lender Fees, Consenting Noteholder Fees, and Backstop Lender Fees. Notwithstanding anything to the contrary in the Plan, the Consenting Lender Fees, the Consenting Noteholder Fees, and the Backstop Lender Fees incurred in connection with the Lee Support Agreement, the Pulitzer Support Agreement, and Backstop Commitment

Letters, respectively, shall be paid in full, in Cash, on the Effective Date to the Consenting Lenders, the Consenting Noteholders, and the Backstop Lenders, as applicable, and the Debtors shall pay such other fees and expenses on the Effective Date as may have been agreed to by the Debtors prior to the Effective Date, including, without limitation, the PD LLC Noteholder Fees and any fees or expenses required to be paid under any Backstop Commitment Letter.
41.Termination of Lee Support Agreement and Pulitzer Support Agreement. On the Effective Date, the Lee Support Agreement and the Pulitzer Support Agreement shall terminate in accordance with Sections 2.1(b)(i) and 2.1(i) thereof, respectively.
42.Substantial Consummation. The substantial consummation of the Plan, within the meaning of section 1127 of the Bankruptcy Code, shall be deemed to occur on the Effective Date.
43.Retention of Jurisdiction. Except as expressly provided in the Plan, pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of this Confirmation Order and the occurrence of the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, exclusive jurisdiction for the purposes set forth in Article XI of the Plan, subject to the provisions of Section 11.2 of the Plan.
44.Reference to and Validity and Enforceability of Plan Provisions. The failure to reference any particular provision of the Plan in this Confirmation Order shall have no effect on the binding effect, enforceability or legality of such provisions and such provisions shall have the same binding effect, enforceability or legality as every other provision of the Plan. Each term and provision of the Plan is valid and enforceable pursuant to its terms and is specifically approved pursuant to this Confirmation Order even if not referenced herein.

45.Notice of Entry of this Confirmation Order. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), no later than ten (10) Business Days after the entry of this Confirmation Order, the Debtors shall cause a notice of the entry of this Confirmation Order to be served on all Holders of Claims or Interests and any other Persons on whom the Confirmation Hearing Notice was served. In addition, pursuant to Bankruptcy Rule 2002(l), the Debtors shall publish a notice of the entry of this Confirmation Order once in the national editions of The Wall Street Journal and USA Today, and once in the daily edition of the St. Louis Post-Dispatch, not later than ten (10) business days after the occurrence of the Effective Date. Such actual and publication notice of entry of this Confirmation Order shall have the effect of an order of the Court and shall constitute good and sufficient notice of the entry of this Confirmation Order and of the relief granted herein pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), and no other or further notice of entry of this Confirmation Order need be given.
46.Reversal or Vacatur. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan or the validity, priority or enforceability of any liens securing such obligations or intercreditor arrangements entered into in connection with the Plan prior to the Debtors’ receipt of written notice of any such order. Notwithstanding any such reversal, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

47.Authorization to Consummate the Plan. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof. The 14-day stay of this Confirmation Order under Bankruptcy Rule 3020(e) is hereby waived. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order, subject to the satisfaction or waiver of the conditions precedent to occurrence of the Effective Date as set forth in Section 9.2 of the Plan.

Dated:	Wilmington, Delaware
January 23, 2012

/s/ Kevin Gross
THE HONORABLE KEVIN GROSS
CHIEF UNITED STATES BANKRUPTCY JUDGE

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